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                      EXHIBIT 11 - CORUS BANKSHARES, INC.
                      COMPUTATION OF NET INCOME PER SHARE

                                                            Nine Months Ended
                                                               September 30
(thousands, except per share amounts)                      1998          1997
                                                       ------------   ----------
Denominator for basic earnings per share - average
common shares outstanding                                  14,567        14,807
Dilutive common stock options                                 217           173
                                                       ------------   ----------
Denominator for diluted earnings per share                 14,784        14,980
                                                       ============   ==========

Numerator: Net income attributable to common shares       $30,289       $30,257
                                                       ============   ==========
Net income per share:
  Basic                                                     $2.08         $2.04
  Diluted                                                    2.05          2.02


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